Exhibit 99.1

FOR IMMEDIATE RELEASE DRAFT

Vision-Sciences Reports First Quarter 2014 Financial Results

Orangeburg, NY – August 12, 2013 – Vision-Sciences, Inc. (NasdaqCM: VSCI) today announced financial results for the first quarter of fiscal 2014, ended June 30, 2013. Highlights include:

●	Net sales increased 8% to $3.7 million, compared with $3.4 million in the first quarter of fiscal 2013;
●	Gross profit improved by 18% to $1.1 million, compared with $0.9 million in the first quarter of fiscal 2013;
●	Net loss improved by 8% to $2.4 million, or ($0.05) per basic and diluted share, compared to $2.6 million, or ($0.06) per basic and diluted share, in the first quarter of fiscal 2013;
●	Launched the 7000 Series Vision System® video processor platform, worldwide; and,
●	Appointed Howard I. Zauberman as Interim Chief Executive Officer effective May 13, 2013.

“Since joining Vision Sciences in mid-May, I have been conducting a comprehensive strategic assessment of our business,” said Howard Zauberman, Interim Chief Executive Officer. “Thus far, I have realigned the Company’s direct sales efforts to focus on those markets and customers where we have primarily had success, strong brand recognition and product loyalty. In particular this has been in the ENT and TNE markets in the office setting, and critical care/pulmonology in the ICU setting.”

Mr. Zauberman continued, “With respect to our partnership with Stryker Urology, we are pleased with their ongoing progress. With top-line growth and a reduction of our net loss, this quarter was the first step towards strengthening our foundation and building a long-term plan that rewards shareholders. We will do this by fostering a culture of innovation to fully realize the commercial potential of this Company.”

First Quarter Financial Results

Net sales in the first quarter of fiscal 2014 were $3.7 million, an increase of $0.3 million, or 8%, over the first quarter of fiscal 2013.

●

Medical segment sales increased 21%, primarily due to a 76% increase in sales to the urology market as compared to the prior year quarter. The increase was primarily attributable to shipments of our flexible ureteroscope to Stryker; and,

●	Industrial segment sales decreased 31%, primarily due to an atypically large order that shipped in the first quarter last year; there was no comparable order in the first quarter of fiscal 2014.

Net sales detail (in thousands, except for percentages) for the three-month periods were as follows:

	Three Months Ended
	June 30,
Market/Category	2013	2012	Change
Urology	$1,862	$1,056	76%
ENT /TNE	542	608	-11%
Pulmonology	87	125	-30%
Spine	-	259	-100%
Repairs, peripherals, and accessories	538	448	20%
Total medical sales	3,029	2,496	21%
Borescopes	337	631	-47%
Repairs	286	269	6%
Total industrial sales	623	900	-31%
Net sales	$3,652	$3,396	8%

Product – medical sales
Endoscopes	$1,561	$1,493	5%
EndoSheath technology	930	555	68%
Repairs, peripherals, and accessories	538	448	20%
Total medical sales	$3,029	$2,496	21%

Gross profit increased by $0.2 million, or 18%, to $1.1 million in the first quarter of fiscal 2014. Gross margin for the 2014 quarter increased 300 basis points to 30% from 27% in the first quarter of fiscal 2013 due to favorable manufacturing absorption driven by higher production volume in the 2014 fiscal period.

Selling, general and administrative (“SG&A”) expenses increased by $0.3 million to $3.1 million in the first quarter of fiscal 2014. The 12% increase was primarily due to higher stock-based compensation and recognition of a one-time severance charge related to the departure of the Company’s former chief executive officer. As a percentage of net sales, SG&A was 84% for the first quarter of fiscal 2014, versus 80% for the same period last year. Excluding the one-time severance charge, SG&A, as a percentage of sales, would have been 78%.

Research and development (“R&D”) expenses decreased by $0.1 million, or 14%, in the first quarter of fiscal 2014. As a percentage of net sales, R&D decreased to 11% versus 14% for the same period last year.

The Company’s operating loss increased by $0.1 million to $2.4 million during the first quarter of fiscal 2014 as compared to $2.3 million during the first quarter of fiscal 2013 primarily due to higher stock-based compensation and one-time severance charge totaling $0.4 million.

At June 30, 2013, the Company had cash and cash equivalents of $1.3 million and working capital of $7.1 million, as compared to cash and cash equivalents of $0.8 million and working capital of $7.0 million at March 31, 2013. We also had $1.0 million of capital available under a $20.0 million convertible debt with Mr. Lewis C. Pell, the Company’s Chairman. The Company expects that our cash and cash equivalents at June 30, 2013, together with the $1.0 million of capital available under the convertible debt and the $5.0 million of capital to be made available to us under the letter agreement with Mr. Pell dated June 21, 2013, should be sufficient to fund our operations though at least July 1, 2014.

Conference Call

As previously disclosed, Howard Zauberman, Interim Chief Executive Officer, and John Vittoria, Interim VP Finance, Principal Accounting Officer and Principal Financial Officer, will host a conference call to discuss the results as follows:

Date:	Tuesday, August 13, 2013

Time:	8:30 a.m. ET

Conference dial-in:	(877) 303-1595 U.S.
(970) 315-0449 International

Conference ID:	27485288

Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. EDT on Tuesday, August 13, 2013, through 11:30 p.m. EDT on Monday, August 19, 2013, by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the Company’s website, www.visionsciences.com.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath® technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System® are registered trademarks of Vision-Sciences, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date. Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission. There is no assurance that any future results or events discussed in these statements will be achieved. The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as may be required by law.

Contacts:

John Vittoria	Lisa Wilson
Interim VP Finance, Principal Accounting Officer and Principal Financial Officer	President In-Site Communications, Inc.
Vision-Sciences, Inc.	(212) 452-2793
(845) 848-1085	lwilson@insitecony.com
invest@visionsciences.com

(Financial tables follow)

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2013	2012

Net sales	$3,652	$3,396
Cost of sales	2,572	2,483
Gross profit	1,080	913

Selling, general, and administrative expenses	3,050	2,730
Research and development expenses	419	487
Operating loss	(2,389)	(2,304)

Interest expense	(41)	(194)
Debt cost expense	-	(144)
Other, net	(4)	(4)
Loss before provision for income taxes	(2,434)	(2,646)
Income tax provision	-	1
Net loss	$(2,434)	$(2,647)

Net loss per common share - basic and diluted	$(0.05)	$(0.06)

Weighted average shares used in computing net loss per common share - basic and diluted	46,109	45,678

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	June 30, 2013	March 31, 2013
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$1,332	$788
Accounts receivable, less allowances of $89 and $113, respectively	2,685	3,624
Inventories, net	5,236	5,158
Prepaid expenses and other current assets	361	276
Total current assets	9,614	9,846

Machinery and equipment	3,489	3,489
Demo equipment	1,198	1,101
Furniture and fixtures	225	225
Leasehold improvements	372	372
Property and equipment, at cost	5,284	5,182
Less—accumulated depreciation and amortization	3,905	3,733
Total property and equipment, net	1,379	1,454
Other assets, net	77	77
Total assets	$11,070	$11,377

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$820	$1,300
Accrued expenses	595	728
Accrued compensation	866	656
Deferred revenue	140	130
Capital lease obligations	69	75
Total current liabilities	2,490	2,889

Convertible debt - related party	19,000	17,000
Deferred revenue, net of current portion	64	62
Capital lease obligations, net of current portion	9	22
Total liabilities	21,563	19,973

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value Authorized—5,000 shares; issued and outstanding—none	-	-
Common stock, $0.01 par value Authorized—75,000 shares; issued and outstanding—46,249 shares and 46,249 shares, respectively	463	463
Additional paid-in capital	101,374	100,819
Treasury stock at cost, 49 and 34 shares of common stock, respectively	(68)	(50)
Accumulated deficit	(112,262)	(109,828)
Total stockholders’ deficit	(10,493)	(8,596)
Total liabilities and stockholders’ deficit	$11,070	$11,377

Vision-Sciences, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(2,434)	$(2,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	188	204
Stock-based compensation expense	555	443
Provision for (recovery of) bad debt expenses	8	(9)
Debt cost expense	-	144
Loss on disposal of fixed assets	3	6
Changes in assets and liabilities:
Accounts receivable	931	(54)
Inventories	(191)	(310)
Prepaid expenses and other current assets	(85)	(70)
Accounts payable	(483)	241
Accrued expenses	(133)	(110)
Accrued compensation	210	143
Deferred revenue	12	27
Advances from customers	-	(368)
Net cash used in operating activities	(1,419)	(2,360)
Cash flows from investing activities:
Purchases of property and equipment	-	(36)
Proceeds from disposal of fixed assets	-	6
Net cash used in investing activities	-	(30)
Cash flows from financing activities:
Proceeds from exercise of stock options	-	6
Net proceeds from sale of common stock	-	878
Proceeds from issuance of convertible debt – related party	2,000	-
Common stock repurchased	(18)	-
Payments of capital leases	(19)	(24)
Net cash provided by financing activities	1,963	860
Net increase (decrease) in cash and cash equivalents	544	(1,530)
Cash and cash equivalents at beginning of period	$788	$2,674
Cash and cash equivalents at end of period	$1,332	$1,144

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$-	$157
Income taxes	$-	$7

Non-cash financing activities:
Net transfers of inventory to fixed assets for use as demo equipment	$116	$57

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